Exhibit 10.26

EXCLUSIVE PATENT LICENSE AGREEMENT

This Exclusive Patent License Agreement (this “Agreement”) is made effective as of the Effective Date (as defined below) by and between Orchid BioSciences, Inc. (“ORCHID”), a Delaware corporation and Saint Louis University, a non-profit organization organized and existing under the laws of the State of Missouri (“SLU”). ORCHID and SLU are hereinafter referred to collectively as the “Parties.”

RECITALS:

A. WHEREAS, SLU is the owner of U.S. Patent No. 5,846,710, entitled Method for the Detection of Genetic Diseases and Gene Sequence Variations by Single Nucleotide Primer Extension, issue date December 8, 1998 (the “‘710 Patent or the “Licensed Patent”).

B. WHEREAS, ORCHID commenced a declaratory judgment action in the United States District Court for the Southern District of California that was transferred to the United States District Court for the Eastern District of Missouri (Civil Action No. 4:02CV00179JCH, U.S.D.C., E.D. of MO) against SLU in connection with the parties’ rights and obligations with respect to the ‘710 Patent (the “Action”).

C. WHEREAS, SLU filed a counterclaim against ORCHID alleging patent infringement of the ‘710 Patent.

D. WHEREAS, the Parties have entered into that certain Settlement Agreement dated August 6th, 2002 (the “Settlement Agreement”). All capitalized terms not defined herein shall have the meaning as set forth in the Settlement Agreement.

E. WHEREAS, Pursuant to the terms and conditions of the Settlement Agreement, SLU assigned, transferred and set over to ORCHID its entire right, title and interest in and to the ‘710 Patent.

F. WHEREAS, NIH failed to issue its approval to the assignment and transfer of the ‘710 Patent to ORCHID as requested by the terms of the Settlement Agreement, therefore rendering the ‘710 Patent assignment and transfer void, and thereby requiring SLU, under the terms of the Settlement Agreement, to grant a license to ORCHID as set forth therein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the mutual promises, covenants, and agreements hereinafter set forth and each act to be performed hereunder, and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties agree as follows:

1. Grant of License and Duration

1.1 License Grant. Effective as of February 25, 2003 (the “Effective Date”), SLU hereby grants to ORCHID, and ORCHID accepts from SLU, an exclusive (subject only to the rights of the National Institute of Health (“NIH”), the Existing Third Party Agreements (as described in Section 3.4 below) and SLU’s right to use the Licensed Patent solely for internal research and development purposes), worldwide license, including the right to grant sublicenses to all or any portion of its rights hereunder, under the Licensed Patent, to research, develop, make have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported Licensed Products, for any and all uses, and to otherwise commercially exploit such Licensed Patent for any and all uses subject to the other terms and conditions of this Agreement. In consideration of the rights granted hereunder, ORCHID shall make the payments to SLU described in Section 5 of this Agreement. For purposes of this Section 1.1, the term “internal research and development purposes” shall mean any purpose that does not involve the financial support of, and grant of rights to, any third party commercial entity.

1.2 Effective Date. This Agreement shall be in full force and effect from the date first herein written and shall remain in effect in perpetuity unless terminated by operation of law or by the acts of the Parties in accordance with Section 10 of this Agreement.

2. Ownership of the Licensed Patent

ORCHID acknowledges that nothing in this Agreement shall give ORCHID any right, title or interest in the Licensed Patent, other than in accordance with the terms of the license granted hereunder.

3. Patent Use and Ownership

3.1 Exclusive Ownership. ORCHID acknowledges that SLU is the sole and exclusive owner of the Licensed Patent and ORCHID hereby agrees that it neither has had nor shall have any other rights with respect to such Licensed Patent except as provided herein.

3.2 Use of SLU Name. ORCHID agrees that it will not state or imply either directly or indirectly that ORCHID or ORCHID’s activities, other than those permitted by this Agreement, are supported, endorsed, or sponsored by SLU and, upon the direction of SLU, shall issue express disclaimers to that effect. ORCHID agrees not to use the name of SLU in business or affairs except for the use of the Licensed Patent as authorized herein, as required by law or as may be incidental to its financial and internal reports.

3.3 Use of Licensed Patent. ORCHID agrees it will use the Licensed Patent only as authorized by this Agreement and will comply in all material respects with all appropriate local, state and national laws.

3.4 Agreements. On and after the date of this Agreement, SLU shall promptly provide ORCHID with true and correct copies of all agreements pursuant to which the Licensed Patent is licensed to any third party (the “Existing Third Party Agreements”), including any agreements between SLU and Nanogen and SLU and Illumina; provided, however, that SLU shall have the right to redact from such copies confidential financial or other information solely to the extent that any such redacted provisions do not bind ORCHID. It is agreed that all monies received by SLU under the Existing Third Party Agreements on and after the Effective Date will be held by SLU for the benefit of Orchid and will be forwarded by SLU to ORCHID in a timely manner.

4. Filing, Prosecution And Maintenance Of Patent Rights

4.1 Patent Filing, Prosecution and Maintenance. Subject to the other terms of this Section 4, ORCHID shall be responsible for maintaining, at its sole cost and expense, the Licensed Patent. Payment for maintenance fees incurred by SLU with respect to the Licensed Patent on and after the Effective Date shall be provided to SLU by ORCHID in a timely manner upon ORCHID’s receipt of written notice of same from SLU and SLU shall promptly forward such payment onto the U.S. Patent and Trademark Office and shall provide ORCHID with reasonable evidence of same. SLU (a) will provide ORCHID with a copy of any communication between SLU and the U.S. Patent Office concerning the Licensed Patent for review and comment reasonably in advance of any applicable filing deadline (which shall under no circumstances be in excess of thirty (30) days), and (b) will keep ORCHID reasonably informed of the status of such communication, including, without limitation, (i) by providing ORCHID with copies of all communications received from or filed in patent office(s) with respect thereto, and (ii) by providing ORCHID, a reasonable time prior to taking or failing to take any action that would affect the scope or validity thereof, with prior written notice of such proposed action or inaction so that ORCHID has a reasonable opportunity to review and comment.

4.2 Notice of Infringement. If, during the Term of this Agreement, either Party learns of any actual, alleged or threatened infringement by a Third Party of the Licensed Patent, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

4.3 Infringement of Patent Rights. SLU shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement by a Third Party of the Licensed Patent either as a plaintiff or counterclaim plaintiff. ORCHID shall have the right, at its own expense, to be represented in any such action by SLU by counsel of ORCHID’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of SLU to control the suit as described in the first sentence of this Section 4.3. If SLU does not file any action or proceeding against such infringement within sixty (60) days after the later of (a) SLU’s notice to ORCHID under Section 4.2 above, (b) ORCHID’s notice to SLU under Section 4.2 above, or (c) a written request from ORCHID to take action with respect to such infringement, then ORCHID shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 4.3, shall be applied as follows:

First, (a) if SLU exercises its first right as set forth above, then SLU will be reimbursed for its costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action and (b) if SLU does not exercise its first right and ORCHID brings an action, then ORCHID will be reimbursed for its costs and expenses (including reasonable attorneys’ fees and costs) in prosecuting such enforcement action;

Second, to ORCHID in reimbursement for damages, as set forth in 35 USC, Section 284, paragraph 1 (not to include enhanced damages under paragraph 2 of Section 284 or attorneys’ fees under 35 USC, Section 285, if any), associated with Licensed Products as determined in the litigation to the extent there are monies available after the reimbursement to SLU or ORCHID as set forth above and in the final sentence of this Section 4.3; and

Third, any amounts remaining shall be allocated as follows: (a) if SLU is the Party bringing such suit or proceeding or taking such other legal action, seventy-five percent to SLU and twenty-five percent to ORCHID, (b) if ORCHID is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to ORCHID.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder. In the event both Parties are necessary for the prosecution of the action, then both Party’s costs and expenses shall be paid first before ORCHID is reimbursed for damages as described above, if any, and any monies remaining after ORCHID is so reimbursed will be split equally.

4.4 Third Party Patents. If any Third Party claims that a patent it owns or controls claims any aspect of the Licensed Patent or the manufacture, use or sale of any Licensed Product, the Party with notice of such claim shall notify the other Party promptly, and the Parties shall as soon as practicable thereafter discuss in good faith regarding a response.

5. Payment

In consideration for the license granted herein, ORCHID agrees to make payments to SLU in accordance with the Settlement Agreement, which has been amended by the Parties from time to time, which payment terms are herein incorporated by reference. Immediately upon the payment by ORCHID of the final installment payment amount due to SLU under the Settlement Agreement, SLU shall hereby be deemed to have granted to ORCHID, without any further action of either Party hereunder, a fully-paid, perpetual and irrevocable license under the Licensed Patent to research, develop, make have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported Licensed Products, and to otherwise commercially exploit such Licensed Patent for any and all uses.

6. Representations and Warranties

Each of the Parties hereto makes the following representations and warranties to the other Party:

6.1 Consultation with Counsel. Each Party has either consulted or been given the opportunity to consult with its own legal counsel concerning the terms of this Agreement, that it has not relied upon any representations, promises, inducements, or other assertions from the other party concerning the meaning of any term of this Agreement, and that such Party understands fully the meaning and import of this Agreement.

6.2 Entire Agreement. Each Party, declares and represents that this Agreement contains the entire agreement reached between the Parties with respect to the licensing of the Licensed Patent, and supersedes all prior agreements, understandings, negotiations and discussions of the Parties whether oral or written other than the agreements executed simultaneously herewith (e.g., Settlement Agreement), portions of which have been incorporated herein pursuant to Section 5 above.

6.3 Authorized Representative. Each Party represents that it has caused its duly authorized representative to execute this Agreement on its behalf of the Party.

7. Further Representations and Warranties of SLU

SLU represents and warrants to ORCHID that to the best of its knowledge (a) SLU has the full right and legal capacity to grant the rights to ORCHID pursuant to this Agreement; (b) SLU is the sole owner of the Licensed Patent and, other than with respect to the Existing Third Party Agreements, has not entered into any agreement with any third party with respect to the Licensed Patent; and (c) there are no judicial or administrative actions, proceedings, claims or infringement, or investigations pending that question the right of SLU to use the Licensed Patent or that questions the validity of the Licensed Patent.

8. Confidential Information

8.1 Disclosure of Confidential Information. During the Term of this Agreement, each Party may disclose to the other Party confidential information. Such information of the disclosing Party hereunder, if so identified in writing by the disclosing Party to the receiving Party either pursuant to this Section 8.1 or otherwise upon disclosure to the receiving Party followed within ten (10) days thereof with a writing, shall be “Confidential Information” of the disclosing Party. During the Term of this Agreement and for a period of five (5) years thereafter, except as expressly permitted hereunder, the receiving Party shall keep confidential all such Confidential Information of the other Party and will not disclose such Confidential Information of the other Party to Third Parties by publication or otherwise. Each Party further agrees not to use Confidential Information of the other Party for any purpose other than conducting research hereunder or exercising any rights granted to it or reserved by it hereunder. Upon any termination or expiration of this Agreement, upon request, a Party shall return to a requesting Party all copies of any of such requesting Party’s Confidential Information, provided that its counsel may retain one copy for its legal files. Notwithstanding the foregoing, it is understood and agreed that the receiving Party’s obligations of confidentiality and nonuse herein shall not apply to any information which:

(a) is, at the time of disclosure by the disclosing Party hereunder, or thereafter becomes, a part of the public domain or publicly known or available through no fault or negligence of the receiving Party or any of its Affiliates; or

(b) was otherwise in the receiving Party’s lawful possession prior to disclosure by the disclosing Party, as evidenced by a written document; or

(c) was independently discovered or developed by the receiving Party or any of its Affiliates, without use of the other Party’s Confidential Information, as can be demonstrated by competent proof; or

(d) is lawfully disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a third party who is not in violation of an obligation of confidentiality to the disclosing Party relative to such information.

Each Party may disclose information to the extent such disclosure is reasonably necessary in (i) filing for a Certificate of Re-Examination and/or maintaining the Licensed Patent, or (ii) filing, prosecuting or defending litigation or (iii) complying with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information or the terms of this Agreement, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

8.2 Publicity. A Party shall not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the other Party’s activities under this Agreement or the terms or conditions hereof, without the prior written consent of the other Party. Nothing shall prohibit a Party from making any disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to comment on or object to any such disclosure or to request confidential treatment thereof.

9. Indemnification

9.1 Indemnification by ORCHID. ORCHID will indemnify SLU against any liability and hold SLU harmless from and pay any loss, damage, cost, expense, fine or penalty (including, without limitation, legal fees and disbursements, court costs and the cost of appellate proceedings) (“Damages”), regardless of whether the same is also indemnified against by any other person, which SLU in any way incurs arising out of or in connection with (a) any breach by ORCHID of its representations under this Agreement, or (b) the manufacture, use or sale by ORCHID of Licensed Products.

9.2 Indemnification by SLU. Subject to Section 9.1 above, SLU shall indemnify, defend and hold harmless ORCHID, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns ( the “ORCHID Indemnitees”), from and against any Damages incurred by or imposed upon such ORCHID Indemnitees, or any of them, which ORCHID in any way incurs arising out of or in connection with any breach by SLU of its representations under this Agreement.

10. Termination

10.1 Termination upon Default. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party upon any breach by the other party of any material obligation or condition, effective ten (10) days after giving written notice to the breaching Party of such termination in the case of a payment breach and forty-five (45) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or shown to be non-existent within the aforesaid ten (10) or forty-five (45) day period, the notice shall be automatically withdrawn and of no effect.

10.2 Grounds for Immediate Termination. SLU shall have the right to immediately terminate this Agreement by giving written notice to ORCHID if ORCHID does any of the following:

(1)	files a petition of bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the ORCHID discontinues its business or a receiver is appointed for ORCHID for ORCHID’s business and such receiver is not discharged within sixty (60) days; or

(2)	ceases to operate as a business.

10.3 Termination by ORCHID. ORCHID may terminate this Agreement at any time upon thirty (30) days prior written notice to SLU, but agrees that any termination of this Agreement shall not relieve ORCHID of payments to be made pursuant to Section 5 hereof.

10.4 Injunctive Relief. Each Party hereto acknowledges that money damages alone are inadequate to compensate the other Party for any breach by a Party of this Agreement. Therefore, in the event of a breach or threatened breach of any provision of this Agreement by a Party, the non-breaching party may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or compelling specific performance.

10.5 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that the licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event a licensee elects to retain its rights as a licensee under such Code, the licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee not later than:

(a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b) if not delivered under Section 8.19.1 above, upon the rejection of this Agreement by or on behalf of the licensor, upon written request.

11. Effect of Termination

11.1 Obligations upon Termination by SLU. Upon termination of this Agreement by SLU in accordance with Section 10.1 or 10.2 above, ORCHID agrees to:

(1)	immediately discontinue the use of the Licensed Patent.

(2)	immediately return to SLU at ORCHID’s cost all materials relating to the Licensed Patent including, but not limited to, all artwork, color separations, prototypes and the like.

12. Miscellaneous Provisions

12.1 Captions. Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.2 Counterparts. This Agreement may be executed by the Parties on any number of separate counterparts and via facsimile copies, and all such counterparts and facsimile copies so executed constitute one agreement binding on all the Parties notwithstanding that all the Parties are not signatories to the same counterpart.

12.3 Future Amendments. Except as otherwise set forth in this Agreement, this Agreement may only be modified or amended by a written instrument signed by both Parties.

12.4 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, interpreted and construed in accordance with the laws of the State of Missouri and the federal laws of the United States.

12.5 Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF MISSOURI OR ANY COURT OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MISSOURI AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. THE PARTIES IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH OF THE OTHER PARTIES AT ITS ADDRESS PROVIDED HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

12.6 Agreement. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 12.6 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and assigns and any persons claiming by, through or under them.

12.8 Void or Unenforceable Clauses. Should any part, term or provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement and the terms of this Agreement shall be equitably adjusted so as to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses. It is the intent and expectation of each of the parties that each provision of this Agreement will be honored, carried out and enforced as written. Consequently, each of the parties agree that any provision of this Agreement sought to be enforced in any proceeding hereunder shall, at the election of the party seeking enforcement and notwithstanding the availability of an adequate remedy at law, be enforced by specific performance.

12.9 Waiver. Any waiver by either Party of any breach by the other shall not be deemed to be a waiver of any other or subsequent breach nor an estoppel to enforce its rights in respect of any other or subsequent breach. This Agreement shall not be waived, altered or rescinded, in whole or in part, except by a writing signed by the Party making the waiver or an officer of such party as the case may be.

12.10 Survival. The representations and warranties in Section 5, and indemnification provisions in Section 6, contained herein survive the execution and delivery of this Agreement.

12.11 Compliance With Government Reporting. ORCHID acknowledges that SLU has and will have in the future certain reporting obligations to the NIH related to the ‘710 Patent. ORCHID, therefore, agrees to provide SLU, upon SLU’s request, all information within ORCHID’s control related to the ‘710 Patent reasonably necessary for SLU to comply with such reporting requirements. All such information requested by SLU shall be provided by ORCHID in a reasonable and timely manner and shall be deemed to be Confidential Information of ORCHID, subject to Section 8.1 of this Agreement. Such information that may be requested includes, but is not limited to, patent utilization information, such as product sales and corresponding revenue information, and other information related to invention reporting requirements, all solely to the extent reasonably related to the ‘710 Patent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Exclusive Patent License Agreement on the date first written above.

SAINT LOUIS UNIVERSITY		ORCHID BIOSCIENCES, INC.

By:	/s/	By:	/s/
Name:	Robert N. Altholtz	Name:	Paul J. Kelly
Title:	Vice President	Title:	CEO